Citigroup Global Markets Holdings Inc.	September 28, 2021 Medium-Term Senior Notes, Series N Pricing Supplement No. 2021-USNCH9007 Filed Pursuant to Rule 424(b)(2) Registration Statement Nos. 333-255302 and 333-255302-03

Barrier Securities Linked to the MSCI World Dividend Growers Quality Select Index Due October 3, 2024

▪	The securities offered by this pricing supplement are unsecured debt securities issued by Citigroup Global Markets Holdings Inc. and guaranteed by Citigroup Inc. Unlike conventional debt securities, the securities do not pay interest and do not repay a fixed amount of principal at maturity. Instead, the securities offer a payment at maturity that may be greater than, equal to or less than the stated principal amount, depending on the performance of the underlying specified below from the initial underlying value to the final underlying value.

▪	The securities offer modified exposure to the performance of the underlying, with (i) the opportunity to participate in a limited range of potential appreciation of the underlying at the upside participation rate specified below and (ii) contingent repayment of the stated principal amount at maturity if the underlying depreciates, but only so long as the final underlying value is greater than or equal to the final barrier value specified below. In exchange for these features, investors in the securities must be willing to forgo any appreciation of the underlying in excess of the maximum return at maturity specified below and must be willing to forgo any dividends with respect to the underlying. Even though the underlying includes “Dividend” in its name, the performance of the underlying does not incorporate dividends on the stocks included in the underlying. In addition, investors in the securities must be willing to accept full downside exposure to the depreciation of the underlying if the final underlying value is less than the final barrier value. If the final underlying value is less than the final barrier value, you will lose 1% of the stated principal amount of your securities for every 1% by which the final underlying value is less than the initial underlying value. You may lose your entire investment in the securities.

▪	In order to obtain the modified exposure to the underlying that the securities provide, investors must be willing to accept (i) an investment that may have limited or no liquidity and (ii) the risk of not receiving any amount due under the securities if we and Citigroup Inc. default on our obligations. All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.

KEY TERMS
Issuer:	Citigroup Global Markets Holdings Inc., a wholly owned subsidiary of Citigroup Inc.
Guarantee:	All payments due on the securities are fully and unconditionally guaranteed by Citigroup Inc.
Underlying:	The MSCI World Dividend Growers Quality Select Index
Stated principal amount:	$1,000 per security
Pricing date:	September 28, 2021
Issue date:	October 1, 2021
Valuation date:	September 30, 2024, subject to postponement if such date is not a scheduled trading day or certain market disruption events occur
Maturity date:	October 3, 2024
Payment at maturity:

You will receive at maturity for each security you then hold:

▪ If the final underlying value is greater than the initial underlying value:

$1,000 + the return amount, subject to the maximum return at maturity

▪ If the final underlying value is less than or equal to the initial underlying value but greater than or equal to the final barrier value:

$1,000

▪ If the final underlying value is less than the final barrier value:

$1,000 + ($1,000 × the underlying return)

If the final underlying value is less than the final barrier value, you will receive significantly less than the stated principal amount of your securities, and possibly nothing, at maturity.

Initial underlying value:	2,500.58, the closing value of the underlying on the pricing date
Final underlying value:	The closing value of the underlying on the valuation date
Final barrier value:	2,000.464, 80.00% of the initial underlying value
Return amount:	$1,000 × the underlying return × the upside participation rate
Upside participation rate:	125.00%
Underlying return:	(i) The final underlying value minus the initial underlying value, divided by (ii) the initial underlying value
Maximum return at maturity:	$350.00 per security (35.00% of the stated principal amount). The payment at maturity per security will not exceed the stated principal amount plus the maximum return at maturity.
Listing:	The securities will not be listed on any securities exchange
CUSIP / ISIN:	17329QPR5 / US17329QPR55
Underwriter:	Citigroup Global Markets Inc. (“CGMI”), an affiliate of the issuer, acting as principal
Underwriting fee and issue price:	Issue price(1)	Underwriting fee(2)	Proceeds to issuer
Per security:	$1,000.00	$20.00	$980.00
Total:	$184,000.00	$3,680.00	$180,320.00

(1) On the date of this pricing supplement, the estimated value of the securities is $937.40 per security, which is less than the issue price. The estimated value of the securities is based on CGMI’s proprietary pricing models and our internal funding rate. It is not an indication of actual profit to CGMI or other of our affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you at any time after issuance. See “Valuation of the Securities” in this pricing supplement.

(2) For more information on the distribution of the securities, see “Supplemental Plan of Distribution” in this pricing supplement. In addition to the underwriting fee, CGMI and its affiliates may profit from hedging activity related to this offering, even if the value of the securities declines. See “Use of Proceeds and Hedging” in the accompanying prospectus.

Investing in the securities involves risks not associated with an investment in conventional debt securities. See “Summary Risk Factors” beginning on page PS-4.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or determined that this pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

You should read this pricing supplement together with the accompanying product supplement, underlying supplement, prospectus supplement and prospectus, which can be accessed via the hyperlinks below:

Product Supplement No. EA-02-09 dated May 11, 2021	Underlying Supplement No. 10 dated May 11, 2021

Prospectus Supplement and Prospectus each dated May 11, 2021

The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Citigroup Global Markets Holdings Inc.

Additional Information

The terms of the securities are set forth in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement. The accompanying product supplement, prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement. For example, the accompanying product supplement contains important information about how the closing value of the underlying will be determined and about adjustments that may be made to the terms of the securities upon the occurrence of market disruption events and other specified events with respect to the underlying. The accompanying underlying supplement contains important disclosures regarding the MSCI World IndexSM, on which the MSCI World Dividend Growers Quality Select Index is ultimately based, that is not repeated in this pricing supplement. It is important that you read the accompanying product supplement, underlying supplement, prospectus supplement and prospectus together with this pricing supplement in deciding whether to invest in the securities. Certain terms used but not defined in this pricing supplement are defined in the accompanying product supplement.

Payout Diagram

The diagram below illustrates your payment at maturity for a range of hypothetical underlying returns.

Investors in the securities will not receive any dividends with respect to the underlying. The diagram and examples below do not show any effect of lost dividend yield over the term of the securities. See “Summary Risk Factors—You will not receive dividends or have any other rights with respect to the underlying” below.

Payout Diagram

■ The Securities	■ The Underlying
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Citigroup Global Markets Holdings Inc.

Hypothetical Examples

The examples below illustrate how to determine the payment at maturity on the securities, assuming the various hypothetical final underlying values indicated below. The examples are solely for illustrative purposes, do not show all possible outcomes and are not a prediction of what the actual payment at maturity on the securities will be. The actual payment at maturity will depend on the actual final underlying value.

The examples below are based on the following hypothetical values and do not reflect the actual initial underlying value or final barrier value. For the actual initial underlying value and final barrier value, see the cover page of this pricing supplement. We have used these hypothetical values, rather than the actual values, to simplify the calculations and aid understanding of how the securities work. However, you should understand that the actual payment at maturity on the securities will be calculated based on the actual initial underlying value and final barrier value, and not the hypothetical values indicated below. For ease of analysis, figures below have been rounded.

Hypothetical initial underlying value:	100.00
Hypothetical final barrier value:	80.00 (80.00% of the hypothetical initial underlying value)

Example 1—Upside Scenario A. The final underlying value is 105.00, resulting in a 5.00% underlying return. In this example, the final underlying value is greater than the initial underlying value.

Payment at maturity per security = $1,000 + the return amount, subject to the maximum return at maturity

= $1,000 + ($1,000 × the underlying return × the upside participation rate), subject to the maximum return at maturity

= $1,000 + ($1,000 × 5.00% × 125.00%), subject to the maximum return at maturity

= $1,000 + $62.50, subject to the maximum return at maturity

= $1,062.50

In this scenario, the underlying has appreciated from the initial underlying value to the final underlying value, and your total return at maturity would equal the underlying return multiplied by the upside participation rate.

Example 2—Upside Scenario B. The final underlying value is 150.00, resulting in a 50.00% underlying return. In this example, the final underlying value is greater than the initial underlying value.

Payment at maturity per security = $1,000 + the return amount, subject to the maximum return at maturity

= $1,000 + ($1,000 × the underlying return × the upside participation rate), subject to the maximum return at maturity

= $1,000 + ($1,000 × 50.00% × 125.00%), subject to the maximum return at maturity

= $1,000 + $625.00, subject to the maximum return at maturity

= $1,350.00

In this scenario, the underlying has appreciated from the initial underlying value to the final underlying value, but the underlying return multiplied by the upside participation rate would exceed the maximum return at maturity. As a result, your total return at maturity in this scenario would be limited to the maximum return at maturity, and an investment in the securities would underperform a hypothetical alternative investment providing 1-to-1 exposure to the appreciation of the underlying without a maximum return.

Example 3—Par Scenario. The final underlying value is 95.00, resulting in a -5.00% underlying return. In this example, the final underlying value is less than the initial underlying value but greater than the final barrier value.

Payment at maturity per security = $1,000

In this scenario, the underlying has depreciated from the initial underlying value to the final underlying value but not below the final barrier value. As a result, you would be repaid the stated principal amount of your securities at maturity but would not receive any positive return on your investment.

Example 4—Downside Scenario. The final underlying value is 30.00, resulting in a -70.00% underlying return. In this example, the final underlying value is less than the final barrier value.

Payment at maturity per security = $1,000 + ($1,000 × the underlying return)

= $1,000 + ($1,000 × -70.00%)

= $1,000 + -$700.00

= $300.00

In this scenario, the underlying has depreciated from the initial underlying value to the final underlying value and the final underlying value is less than the final barrier value. As a result, your total return at maturity in this scenario would be negative and would reflect 1-to-1 exposure to the negative performance of the underlying.

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Citigroup Global Markets Holdings Inc.

Summary Risk Factors

An investment in the securities is significantly riskier than an investment in conventional debt securities. The securities are subject to all of the risks associated with an investment in our conventional debt securities (guaranteed by Citigroup Inc.), including the risk that we and Citigroup Inc. may default on our obligations under the securities, and are also subject to risks associated with the underlying. Accordingly, the securities are suitable only for investors who are capable of understanding the complexities and risks of the securities. You should consult your own financial, tax and legal advisors as to the risks of an investment in the securities and the suitability of the securities in light of your particular circumstances.

The following is a summary of certain key risk factors for investors in the securities. You should read this summary together with the more detailed description of risks relating to an investment in the securities contained in the section “Risk Factors Relating to the Securities” beginning on page EA-7 in the accompanying product supplement. You should also carefully read the risk factors included in the accompanying prospectus supplement and in the documents incorporated by reference in the accompanying prospectus, including Citigroup Inc.’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to the business of Citigroup Inc. more generally.

▪	You may lose a significant portion or all of your investment. Unlike conventional debt securities, the securities do not repay a fixed amount of principal at maturity. Instead, your payment at maturity will depend on the performance of the underlying. If the final underlying value is less than the final barrier value, you will lose 1% of the stated principal amount of your securities for every 1% by which the underlying has depreciated from the initial underlying value to the final underlying value. There is no minimum payment at maturity on the securities, and you may lose up to all of your investment.

▪	Your potential return on the securities is limited. Your potential total return on the securities at maturity is limited to the maximum return at maturity, even if the underlying appreciates by significantly more than the maximum return at maturity. If the underlying appreciates by more than the maximum return at maturity, the securities will underperform an alternative investment providing 1-to-1 exposure to the performance of the underlying. When lost dividends are taken into account, the securities may underperform an alternative investment providing 1-to-1 exposure to the performance of the underlying even if the underlying appreciates by less than the maximum return at maturity. In addition, the maximum return at maturity reduces the effect of the upside participation rate for all final underlying values exceeding the final underlying value at which, by multiplying the corresponding underlying return by the upside participation rate, the maximum return at maturity is reached.

▪	The securities do not pay interest. Unlike conventional debt securities, the securities do not pay interest or any other amounts prior to maturity. You should not invest in the securities if you seek current income during the term of the securities.

▪	You will not receive dividends or have any other rights with respect to the underlying. Even though the underlying includes “Dividend” in its name, the performance of the underlying does not incorporate dividends on the stocks included in the underlying, and you will not receive any dividends with respect to the underlying. This lost dividend yield may be significant over the term of the securities. The payment scenarios described in this pricing supplement do not show any effect of such lost dividend yield over the term of the securities. In addition, you will not have voting rights or any other rights with respect to the underlying or the stocks included in the underlying.

▪	Your payment at maturity depends on the closing value of the underlying on a single day. Because your payment at maturity depends on the closing value of the underlying solely on the valuation date, you are subject to the risk that the closing value of the underlying on that day may be lower, and possibly significantly lower, than on one or more other dates during the term of the securities. If you had invested in another instrument linked to the underlying that you could sell for full value at a time selected by you, or if the payment at maturity were based on an average of closing values of the underlying, you might have achieved better returns.

▪	The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If we default on our obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities.

▪	The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. CGMI currently intends to make a secondary market in relation to the securities and to provide an indicative bid price for the securities on a daily basis. Any indicative bid price for the securities provided by CGMI will be determined in CGMI’s sole discretion, taking into account prevailing market conditions and other relevant factors, and will not be a representation by CGMI that the securities can be sold at that price, or at all. CGMI may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason. If CGMI suspends or terminates making a market, there may be no secondary market at all for the securities because it is likely that CGMI will be the only broker-dealer that is willing to buy your securities prior to maturity. Accordingly, an investor must be prepared to hold the securities until maturity.

▪	The estimated value of the securities on the pricing date, based on CGMI’s proprietary pricing models and our internal funding rate, is less than the issue price. The difference is attributable to certain costs associated with selling, structuring and hedging the securities that are included in the issue price. These costs include (i) any selling concessions or other fees paid in connection with the offering of the securities, (ii) hedging and other costs incurred by us and our affiliates in connection with the offering of the securities and (iii) the expected profit (which may be more or less than actual profit) to CGMI or other of our affiliates in connection with hedging our obligations under the securities. These costs adversely affect the economic terms of the securities because, if they were lower, the economic terms of the securities would be more favorable to you. The economic terms of the securities are also likely to be adversely affected by the use of our internal funding rate, rather than our secondary market rate, to price the securities. See “The estimated value of the securities would be lower if it were calculated based on our secondary market rate” below.

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Citigroup Global Markets Holdings Inc.

▪	The estimated value of the securities was determined for us by our affiliate using proprietary pricing models. CGMI derived the estimated value disclosed on the cover page of this pricing supplement from its proprietary pricing models. In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility of the closing value of the underlying, the dividend yield on the underlying and interest rates. CGMI’s views on these inputs may differ from your or others’ views, and as an underwriter in this offering, CGMI’s interests may conflict with yours. Both the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the securities. Moreover, the estimated value of the securities set forth on the cover page of this pricing supplement may differ from the value that we or our affiliates may determine for the securities for other purposes, including for accounting purposes. You should not invest in the securities because of the estimated value of the securities. Instead, you should be willing to hold the securities to maturity irrespective of the initial estimated value.

▪	The estimated value of the securities would be lower if it were calculated based on our secondary market rate. The estimated value of the securities included in this pricing supplement is calculated based on our internal funding rate, which is the rate at which we are willing to borrow funds through the issuance of the securities. Our internal funding rate is generally lower than our secondary market rate, which is the rate that CGMI will use in determining the value of the securities for purposes of any purchases of the securities from you in the secondary market. If the estimated value included in this pricing supplement were based on our secondary market rate, rather than our internal funding rate, it would likely be lower. We determine our internal funding rate based on factors such as the costs associated with the securities, which are generally higher than the costs associated with conventional debt securities, and our liquidity needs and preferences. Our internal funding rate is not an interest rate that is payable on the securities.

Because there is not an active market for traded instruments referencing our outstanding debt obligations, CGMI determines our secondary market rate based on the market price of traded instruments referencing the debt obligations of Citigroup Inc., our parent company and the guarantor of all payments due on the securities, but subject to adjustments that CGMI makes in its sole discretion. As a result, our secondary market rate is not a market-determined measure of our creditworthiness, but rather reflects the market’s perception of our parent company’s creditworthiness as adjusted for discretionary factors such as CGMI’s preferences with respect to purchasing the securities prior to maturity.

▪	The estimated value of the securities is not an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you in the secondary market. Any such secondary market price will fluctuate over the term of the securities based on the market and other factors described in the next risk factor. Moreover, unlike the estimated value included in this pricing supplement, any value of the securities determined for purposes of a secondary market transaction will be based on our secondary market rate, which will likely result in a lower value for the securities than if our internal funding rate were used. In addition, any secondary market price for the securities will be reduced by a bid-ask spread, which may vary depending on the aggregate stated principal amount of the securities to be purchased in the secondary market transaction, and the expected cost of unwinding related hedging transactions. As a result, it is likely that any secondary market price for the securities will be less than the issue price.

▪	The value of the securities prior to maturity will fluctuate based on many unpredictable factors. The value of your securities prior to maturity will fluctuate based on the closing value of the underlying, the volatility of the closing value of the underlying, the dividend yield on the underlying, interest rates generally, the time remaining to maturity and our and Citigroup Inc.’s creditworthiness, as reflected in our secondary market rate, among other factors described under “Risk Factors Relating to the Securities—Risk Factors Relating to All Securities—The value of your securities prior to maturity will fluctuate based on many unpredictable factors” in the accompanying product supplement. Changes in the closing value of the underlying may not result in a comparable change in the value of your securities. You should understand that the value of your securities at any time prior to maturity may be significantly less than the issue price.

▪	Immediately following issuance, any secondary market bid price provided by CGMI, and the value that will be indicated on any brokerage account statements prepared by CGMI or its affiliates, will reflect a temporary upward adjustment. The amount of this temporary upward adjustment will steadily decline to zero over the temporary adjustment period. See “Valuation of the Securities” in this pricing supplement.

▪	If a material modification event occurs during the term of the securities, we may redeem the securities early for an amount that may result in a significant loss on your investment. See “Additional Terms of the Securities—Material Modification of the MSCI World Dividend Growers Quality Select Index” in this pricing supplement for information about the events that may constitute a material modification event. If a material modification event occurs, we may redeem the securities prior to the maturity date for an amount equal to the early redemption amount determined as of the early redemption notice date. The early redemption amount will be determined in a manner based upon (but not necessarily identical to) CGMI’s then contemporaneous practices for determining secondary market bid prices for the securities and similar instruments, subject to the exceptions and more detailed provisions set forth under “Additional Terms of the Securities—Material Modification of the MSCI World Dividend Growers Quality Select Index” below. As discussed above, any secondary market bid price is likely to be less than the issue price and, absent favorable changes in market conditions and other relevant factors, is also likely to be less than the estimated value of the securities set forth on the cover page of this pricing supplement. Accordingly, if a material modification event occurs, there is a significant likelihood that the early redemption amount you receive will result in a loss on your investment in the securities. The early redemption amount may be significantly less than the amount you would have received had we not elected to redeem the securities and had you been able instead to hold them to maturity. You may lose up to all of your investment.

▪	The calculation agent may make determinations in connection with a material modification event and the early redemption amount that could adversely affect your return upon early redemption. The calculation agent will be required to determine whether a material modification event has occurred. If the calculation agent determines that a material modification event has occurred and as a result we elect to redeem the securities upon the occurrence of a material modification event, you may incur a significant loss on your investment in the securities. In addition, the calculation agent has broad discretion to determine the early redemption amount, including the ability to make adjustments to proprietary pricing models and inputs to those models in good faith and in a commercially reasonable manner. The fact that the calculation agent is our affiliate may cause it to have interests that are adverse to yours as a holder of the

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Citigroup Global Markets Holdings Inc.

securities. Under the terms of the securities, the calculation agent has the authority to make determinations that may protect our economic interests while resulting in a significant loss to you on your investment in the securities.

▪	Our offering of the securities is not a recommendation of the underlying. The fact that we are offering the securities does not mean that we believe that investing in an instrument linked to the underlying is likely to achieve favorable returns. In fact, as we are part of a global financial institution, our affiliates may have positions (including short positions) in the underlying or in instruments related to the underlying, and may publish research or express opinions, that in each case are inconsistent with an investment linked to the underlying. These and other activities of our affiliates may affect the closing value of the underlying in a way that negatively affects the value of and your return on the securities.

▪	The closing value of the underlying may be adversely affected by our or our affiliates’ hedging and other trading activities. We expect to hedge our obligations under the securities through CGMI or other of our affiliates, who may take positions in the underlying or in financial instruments related to the underlying and may adjust such positions during the term of the securities. Our affiliates also take positions in the underlying or in financial instruments related to the underlying on a regular basis (taking long or short positions or both), for their accounts, for other accounts under their management or to facilitate transactions on behalf of customers. These activities could affect the closing value of the underlying in a way that negatively affects the value of and your return on the securities. They could also result in substantial returns for us or our affiliates while the value of the securities declines.

▪	We and our affiliates may have economic interests that are adverse to yours as a result of our affiliates’ business activities. Our affiliates engage in business activities with a wide range of companies. These activities include extending loans, making and facilitating investments, underwriting securities offerings and providing advisory services. These activities could involve or affect the underlying in a way that negatively affects the value of and your return on the securities. They could also result in substantial returns for us or our affiliates while the value of the securities declines. In addition, in the course of this business, we or our affiliates may acquire non-public information, which will not be disclosed to you.

▪	The calculation agent, which is an affiliate of ours, will make important determinations with respect to the securities. If certain events occur during the term of the securities, such as market disruption events and other events with respect to the underlying, CGMI, as calculation agent, will be required to make discretionary judgments that could significantly affect your return on the securities. In making these judgments, the calculation agent’s interests as an affiliate of ours could be adverse to your interests as a holder of the securities. See “Risk Factors Relating to the Securities—Risk Factors Relating to All Securities—The calculation agent, which is an affiliate of ours, will make important determinations with respect to the securities” in the accompanying product supplement.

▪	Changes that affect the underlying may affect the value of your securities. The sponsor of the underlying may at any time make methodological changes or other changes in the manner in which it operates that could affect the value of the underlying. We are not affiliated with the underlying sponsor and, accordingly, we have no control over any changes such sponsor may make. Such changes could adversely affect the performance of the underlying and the value of and your return on the securities.

▪	The securities may become linked to a different underlying than the MSCI World Dividend Growers Quality Select Index. As described under “Additional Terms of the Securities” in this pricing supplement, if the MSCI World Dividend Growers Quality Select Index is discontinued or is materially modified, the calculation agent will in certain circumstances select the parent index to be a successor to the MSCI World Dividend Growers Quality Select Index for all purposes under the securities. In these circumstances, the parent index may perform less favorably than the MSCI World Dividend Growers Quality Select Index would have performed.

▪	The U.S. federal tax consequences of an investment in the securities are unclear. There is no direct legal authority regarding the proper U.S. federal tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid forward contracts. If the IRS were successful in asserting an alternative treatment of the securities, the tax consequences of the ownership and disposition of the securities might be materially and adversely affected. Moreover, future legislation, Treasury regulations or IRS guidance could adversely affect the U.S. federal tax treatment of the securities, possibly retroactively.

If you are a non-U.S. investor, you should review the discussion of withholding tax issues in “United States Federal Tax Considerations—Non-U.S. Holders” below.

You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “United States Federal Tax Considerations” in this pricing supplement. You should also consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Risks Relating to the MSCI World Dividend Growers Quality Select Index

Set forth below is a discussion of risks relating to the MSCI World Dividend Growers Quality Select Index. The following discussion of risks relating to the MSCI World Dividend Growers Quality Select Index should be read together with Annex A to this pricing supplement, which defines and further describes a number of the terms and concepts referred to in this section.

▪	The MSCI World Dividend Growers Quality Select Index may not be successful and may underperform the parent index. The MSCI World Dividend Growers Quality Select Index aims to represent the performance of 80 high dividend-yielding stocks (excluding REITs) that have consistently increased dividends historically and, based on analyst estimates, are expected to increase dividends for the next year. The stocks included in the MSCI World Dividend Growers Quality Select Index are selected from the MSCI World Index (the “parent index”), which measures the equity market performance of 23 developed market countries. Although the MSCI World Dividend Growers Quality Select Index is made up of stocks selected from the parent index, it represents only a relatively small subset of the

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Citigroup Global Markets Holdings Inc.

parent index. As a result, the performance of the MSCI World Dividend Growers Quality Select Index may differ significantly from, and may be significantly worse than, the performance of the parent index.

▪	The MSCI World Dividend Growers Quality Select Index may systematically underperform the parent index if high dividend-yielding stocks underperform the broader market. Dividend-paying companies tend to be more established, mature companies than companies that do not pay dividends. Companies that do not pay dividends are often growth companies that have determined that reinvestment in their businesses is a better use of cash than paying dividends. Companies that pay dividends, by contrast, may do so because they have fewer opportunities for growth. If growth companies outperform more mature companies, high dividend-yielding stocks may underperform growth companies. In that type of market environment, the MSCI World Dividend Growers Quality Select Index may systematically underperform the parent index and other broader market measures that include growth companies.

▪	Although the MSCI World Dividend Growers Quality Select Index aims to represent the performance of high dividend-yielding stocks, the performance of the MSCI World Dividend Growers Quality Select Index will not reflect that dividend yield. The MSCI World Dividend Growers Quality Select Index is a price return index, which means that it reflects only the prices of its constituent stocks without giving effect to the reinvestment of dividends paid on those stocks. Accordingly, although the MSCI World Dividend Growers Quality Select Index selects stocks with high dividend yields, its performance will not reflect that dividend yield.

▪	Fluctuations in exchange rates will affect the performance of the MSCI World Dividend Growers Quality Select Index. Because the stocks that constitute the MSCI World Dividend Growers Quality Select Index include stocks that are traded in foreign currencies and the level of the MSCI World Dividend Growers Quality Select Index is based on the U.S. dollar value of those stocks, holders of the securities will be exposed to currency exchange rate risk with respect to each of the currencies in which those stocks trade. Exchange rate movements for a particular currency are volatile and are the result of numerous factors specific to the relevant country, including the supply of, and the demand for, those foreign currencies, as well as government policy, intervention or actions, but are also influenced significantly from time to time by political or economic developments, and by macroeconomic factors and speculative actions related to each applicable region. If the U.S. dollar strengthens against the currencies in which those stocks trade, the level of the MSCI World Dividend Growers Quality Select Index will be adversely affected for that reason alone. Of particular importance to potential currency exchange risk are: governmental interventions; existing and expected rates of inflation; existing and expected interest rate levels; the balance of payments; and the extent of governmental surpluses or deficits in the applicable countries and the United States. All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of the applicable countries and the United States and other countries important to international trade and finance.

▪	The MSCI World Dividend Growers Quality Select Index is subject to risks associated with non-U.S. markets. The constituents of the MSCI World Dividend Growers Quality Select Index are selected from the parent index, which includes stocks from 23 developed market countries. Investments in securities linked to the value of non-U.S. stocks involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross shareholdings in companies in certain countries. Also, there is generally less publicly available information about companies in some of these jurisdictions than about U.S. companies that are subject to the reporting requirements of the SEC. Further, non-U.S. companies are generally subject to accounting, auditing and financial reporting standards and requirements and securities trading rules that are different from those applicable to U.S. reporting companies. The prices of securities in foreign markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws. Moreover, the economies in such countries may differ favorably or unfavorably from the economy of the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

▪	Hypothetical back-tested performance information is subject to significant limitations. All information regarding the performance of the MSCI World Dividend Growers Quality Select Index prior to August 27, 2020 is hypothetical and back-tested, as the MSCI World Dividend Growers Quality Select Index did not exist prior to that time. It is important to understand that hypothetical back-tested MSCI World Dividend Growers Quality Select Index performance information is subject to significant limitations, in addition to the fact that past performance is never a guarantee of future performance. In particular:

▪	The publisher of the MSCI World Dividend Growers Quality Select Index developed the rules of the MSCI World Dividend Growers Quality Select Index with the benefit of hindsight—that is, with the benefit of being able to evaluate how the rules would have caused the MSCI World Dividend Growers Quality Select Index to perform had it existed during the hypothetical back-tested period. The fact that the MSCI World Dividend Growers Quality Select Index appreciated over any portion of the hypothetical back-tested period may not therefore be an accurate or reliable indication of any fundamental aspect of the MSCI World Dividend Growers Quality Select Index methodology.

▪	The hypothetical back-tested performance of the MSCI World Dividend Growers Quality Select Index might look different if it covered a different historical period. The market conditions that existed during the historical period covered by the hypothetical back-tested performance information are not necessarily representative of the market conditions that will exist in the future.

It is impossible to predict whether the MSCI World Dividend Growers Quality Select Index will rise or fall. The actual future performance of the MSCI World Dividend Growers Quality Select Index may bear no relation to the historical or hypothetical back-tested values of the MSCI World Dividend Growers Quality Select Index.

▪	The MSCI World Dividend Growers Quality Select Index is a relatively new index with a limited history of actual performance. As a result, the MSCI World Dividend Growers Quality Select Index may be riskier than another index with a more established record of performance.

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Citigroup Global Markets Holdings Inc.

Additional Terms of the Securities

Market disruption events. For purposes of determining whether a market disruption event occurs with respect to the MSCI World Dividend Growers Quality Select Index, each reference to the “Underlying Index” in the section “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Index—Definitions of Market Disruption Event and Scheduled Trading Day and Related Definitions” in the accompanying product supplement shall be deemed replaced with a reference to the “Underlying Index or the MSCI World IndexSM”.

Material modification of the MSCI World Dividend Growers Quality Select Index. If the sponsor of the MSCI World Dividend Growers Quality Select Index announces that it will make, or that it will undertake a consultation with respect to, a material change in the formula for or the method of calculating the MSCI World Dividend Growers Quality Select Index or any other material modification of the MSCI World Dividend Growers Quality Select Index (other than a modification prescribed in that formula or method to maintain the index in the event of changes in constituent stock and capitalization and other routine events) (any such announcement, a “material modification event”), then the issuer may, at its option, direct the calculation agent to calculate the closing level of the MSCI World Dividend Growers Quality Select Index on each date of determination after the effective date of such change in accordance with the formula for and method of calculating the MSCI World Dividend Growers Quality Select Index last in effect prior to the change. Such level, as calculated by the calculation agent, will be the closing value of the MSCI World Dividend Growers Quality Select Index for all purposes. The terms set forth in this paragraph supersede the terms set forth in the accompanying product supplement with respect to the MSCI World Dividend Growers Quality Select Index to the extent they are inconsistent with such terms. For purposes of determining whether there has been a material modification to the MSCI World Dividend Growers Quality Select Index, a material modification to the MSCI World IndexSM shall be treated as though it were a material modification to the MSCI World Dividend Growers Quality Select Index. Furthermore, any modification to the MSCI World Dividend Growers Quality Select Index will be treated as a material modification unless made under the following circumstances: (i) to exercise routine judgment in the administration of the rules, provided that such routine judgment will not include deviations or alterations to the rules designed to improve the financial performance of the index; (ii) to correct errors in implementation of the rules or calculations made pursuant to the rules; or (iii) to make an adjustment to respond to an unanticipated event outside of the control of the sponsor of the MSCI World Dividend Growers Quality Select Index, such as a stock split, merger, listing or delisting, nationalization, or insolvency of a component of the index, a disruption in the financial markets for specific assets or in a particular jurisdiction, regulatory compliance requirement, force majeure or any other unanticipated event of similar magnitude and significance.

If, on any day during the term of the securities, the calculation agent determines that a material modification event has occurred, we will have the right, but not the obligation, to redeem the securities, in whole and not in part, by providing written notice of our election to exercise that right to the trustee (the date of such notice, the “early redemption notice date”) on a redemption date of our election that is no later than the 30th business day immediately following the early redemption notice date or earlier than the fifth business day following the early redemption notice date. A material modification event need not be continuing on the early redemption notice date or on the redemption date. The amount due and payable on the securities upon such redemption will be equal to the early redemption amount determined as of the early redemption notice date.

The “early redemption amount” will be the fair value of the securities determined by the calculation agent as of the early redemption notice date in good faith and in a manner based upon (but not necessarily identical to) CGMI’s then contemporaneous practices for determining a secondary market bid price for the securities and similar instruments. In determining the early redemption amount, the calculation agent may take into account proprietary pricing models and may make adjustments to those models or inputs to those models in good faith and in a commercially reasonable manner. The calculation agent may also take into account other facts, whether or not unique to us or our affiliates, in determining the early redemption amount so long as it is in good faith and commercially reasonable. The early redemption amount may result in a significant loss on your securities. See “Summary Risk Factors—If a material modification event occurs during the term of the securities, we may redeem the securities early for an amount that may result in a significant loss on your investment” in this pricing supplement.

Discontinuance of the MSCI World Dividend Growers Quality Select Index. The following terms apply with respect to the securities in lieu of the provisions described in “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Index—Discontinuance or Material Modification of an Underlying Index” in the accompanying product supplement.

If the MSCI World Dividend Growers Quality Select Index is (i) not calculated and announced by MSCI Inc. but is calculated and announced by a successor publisher acceptable to the calculation agent or (ii) replaced by a successor index that the calculation agent determines, in its sole discretion, uses the same or a substantially similar formula for and method of calculation as used in the calculation of the MSCI World Dividend Growers Quality Select Index, in each case the calculation agent may deem that index (the “successor index”) to be the MSCI World Dividend Growers Quality Select Index. Upon the selection of any successor index by the calculation agent pursuant to this paragraph, references in this pricing supplement to the original MSCI World Dividend Growers Quality Select Index will no longer be deemed to refer to the MSCI World Dividend Growers Quality Select Index and will be deemed instead to refer to that successor index for all purposes, and references in this pricing supplement to MSCI Inc. will be deemed to be to the publisher of the successor index. In such event, the calculation agent will make such adjustments, if any, to any level of the MSCI World Dividend Growers Quality Select Index that is used for purposes of the securities as it determines are appropriate in the circumstances. Upon any selection by the calculation agent of a successor index, the calculation agent will cause notice to be furnished to us and the trustee.

If MSCI Inc. permanently cancels the MSCI World Dividend Growers Quality Select Index and no successor index is chosen as described above, then the calculation agent will replace the MSCI World Dividend Growers Quality Select Index with the MSCI World IndexSM, which will be the successor index with the effect described in the preceding paragraph.

Notwithstanding these alternative arrangements, the discontinuance of the MSCI World Dividend Growers Quality Select Index may adversely affect the value of the securities.

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Citigroup Global Markets Holdings Inc.

Information About the MSCI World Dividend Growers Quality Select Index

For information about MSCI World Dividend Growers Quality Select Index, see Annex A to this pricing supplement.

Hypothetical Back-tested and Historical Performance Information

This section contains hypothetical back-tested performance information for the MSCI World Dividend Growers Quality Select Index calculated by MSCI Inc. All MSCI World Dividend Growers Quality Select Index performance information prior to August 27, 2020 is hypothetical and back-tested, as the MSCI World Dividend Growers Quality Select Index did not exist prior to that date. Hypothetical back-tested performance information is subject to significant limitations. The publisher of the MSCI World Dividend Growers Quality Select Index developed the rules of the index with the benefit of hindsight—that is, with the benefit of being able to evaluate how the rules would have caused the MSCI World Dividend Growers Quality Select Index to perform had it existed during the hypothetical back-tested period. The fact that the MSCI World Dividend Growers Quality Select Index appreciated at any time during the hypothetical back-tested period may not therefore be an accurate or reliable indication of any fundamental aspect of the index methodology. Furthermore, the hypothetical back-tested performance of the MSCI World Dividend Growers Quality Select Index might look different if it covered a different historical period. The market conditions that existed during the hypothetical back-tested period may not be representative of market conditions that will exist in the future.

It is impossible to predict whether the MSCI World Dividend Growers Quality Select Index will rise or fall. By providing the hypothetical back-tested and historical performance information below, we are not representing that the MSCI World Dividend Growers Quality Select Index is likely to achieve gains or losses similar to those shown. In fact, there are frequently sharp differences between hypothetical performance results and the actual results subsequently achieved by any particular investment. One of the limitations of hypothetical performance information is that it did not involve financial risk and cannot account for all factors that would affect actual performance. The actual future performance of the MSCI World Dividend Growers Quality Select Index may bear no relation to its hypothetical back-tested or historical performance.

The closing value of the MSCI World Dividend Growers Quality Select Index on September 28, 2021 was 2,500.85.

The graph below shows the hypothetical back-tested closing values of the MSCI World Dividend Growers Quality Select Index for the period from January 3, 2011 to August 26, 2020, and historical closing values of the MSCI World Dividend Growers Quality Select Index for the period from August 27, 2020 to September 28, 2021. All data to the left of the vertical red line in the graph below are hypothetical and back-tested. We obtained the closing values from Bloomberg L.P., without independent verification. You should not take the hypothetical back-tested and historical values of the MSCI World Dividend Growers Quality Select Index as an indication of future performance.

MSCI World Dividend Growers Quality Select Index – Hypothetical Back-Tested and Historical Closing Values January 3, 2011 to September 28, 2021

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Citigroup Global Markets Holdings Inc.

United States Federal Tax Considerations

You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “Summary Risk Factors” in this pricing supplement.

In the opinion of our counsel, Davis Polk & Wardwell LLP, which is based on current market conditions, a security should be treated as a prepaid forward contract for U.S. federal income tax purposes. By purchasing a security, you agree (in the absence of an administrative determination or judicial ruling to the contrary) to this treatment. There is uncertainty regarding this treatment, and the IRS or a court might not agree with it.

Assuming this treatment of the securities is respected and subject to the discussion in “United States Federal Tax Considerations” in the accompanying product supplement, the following U.S. federal income tax consequences should result under current law:

•	You should not recognize taxable income over the term of the securities prior to maturity, other than pursuant to a sale or exchange.

•	Upon a sale or exchange of a security (including retirement at maturity), you should recognize capital gain or loss equal to the difference between the amount realized and your tax basis in the security. Such gain or loss should be long-term capital gain or loss if you held the security for more than one year.

We do not plan to request a ruling from the IRS regarding the treatment of the securities. An alternative characterization of the securities could materially and adversely affect the tax consequences of ownership and disposition of the securities, including the timing and character of income recognized. In addition, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. Furthermore, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should consult your tax adviser regarding possible alternative tax treatments of the securities and potential changes in applicable law.

Non-U.S. Holders. Subject to the discussions below and in “United States Federal Tax Considerations” in the accompanying product supplement, if you are a Non-U.S. Holder (as defined in the accompanying product supplement) of the securities, you generally should not be subject to U.S. federal withholding or income tax in respect of any amount paid to you with respect to the securities, provided that (i) income in respect of the securities is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements.

As discussed under “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” in the accompanying product supplement, Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities (“U.S. Underlying Equities”) or indices that include U.S. Underlying Equities. Section 871(m) generally applies to instruments that substantially replicate the economic performance of one or more U.S. Underlying Equities, as determined based on tests set forth in the applicable Treasury regulations. However, the regulations, as modified by an IRS notice, exempt financial instruments issued prior to January 1, 2023 that do not have a “delta” of one. Based on the terms of the securities and representations provided by us, our counsel is of the opinion that the securities should not be treated as transactions that have a “delta” of one within the meaning of the regulations with respect to any U.S. Underlying Equity and, therefore, should not be subject to withholding tax under Section 871(m).

A determination that the securities are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this treatment. Moreover, Section 871(m) is complex and its application may depend on your particular circumstances, including your other transactions. You should consult your tax adviser regarding the potential application of Section 871(m) to the securities.

If withholding tax applies to the securities, we will not be required to pay any additional amounts with respect to amounts withheld.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying product supplement. The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the securities.

You should also consult your tax adviser regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the securities and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Supplemental Plan of Distribution

CGMI, an affiliate of Citigroup Global Markets Holdings Inc. and the underwriter of the sale of the securities, is acting as principal and will receive an underwriting fee of $20.00 for each security sold in this offering. Broker-dealers affiliated with CGMI, including Citi International Financial Services, Citigroup Global Markets Singapore Pte. Ltd. and Citigroup Global Markets Asia Limited, and financial advisors employed by such affiliated broker-dealers will collectively receive a fixed selling concession of $20.00 for each security they sell.

See “Plan of Distribution; Conflicts of Interest” in the accompanying product supplement and “Plan of Distribution” in each of the accompanying prospectus supplement and prospectus for additional information.

Valuation of the Securities

CGMI calculated the estimated value of the securities set forth on the cover page of this pricing supplement based on proprietary pricing models. CGMI’s proprietary pricing models generated an estimated value for the securities by estimating the value of a hypothetical package of financial instruments that would replicate the payout on the securities, which consists of a fixed-income bond (the “bond component”) and one or more derivative instruments underlying the economic terms of the securities (the “derivative component”). CGMI calculated the estimated value of the

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bond component using a discount rate based on our internal funding rate. CGMI calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the instruments that constitute the derivative component based on various inputs, including the factors described under “Summary Risk Factors—The value of the securities prior to maturity will fluctuate based on many unpredictable factors” in this pricing supplement, but not including our or Citigroup Inc.’s creditworthiness. These inputs may be market-observable or may be based on assumptions made by CGMI in its discretionary judgment.

For a period of approximately three months following issuance of the securities, the price, if any, at which CGMI would be willing to buy the securities from investors, and the value that will be indicated for the securities on any brokerage account statements prepared by CGMI or its affiliates (which value CGMI may also publish through one or more financial information vendors), will reflect a temporary upward adjustment from the price or value that would otherwise be determined. This temporary upward adjustment represents a portion of the hedging profit expected to be realized by CGMI or its affiliates over the term of the securities. The amount of this temporary upward adjustment will decline to zero on a straight-line basis over the three-month temporary adjustment period. However, CGMI is not obligated to buy the securities from investors at any time. See “Summary Risk Factors—The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity.”

Validity of the Securities

In the opinion of Davis Polk & Wardwell LLP, as special products counsel to Citigroup Global Markets Holdings Inc., when the securities offered by this pricing supplement have been executed and issued by Citigroup Global Markets Holdings Inc. and authenticated by the trustee pursuant to the indenture, and delivered against payment therefor, such securities and the related guarantee of Citigroup Inc. will be valid and binding obligations of Citigroup Global Markets Holdings Inc. and Citigroup Inc., respectively, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York, except that such counsel expresses no opinion as to the application of state securities or Blue Sky laws to the securities.

In giving this opinion, Davis Polk & Wardwell LLP has assumed the legal conclusions expressed in the opinions set forth below of Alexia Breuvart, Secretary and General Counsel of Citigroup Global Markets Holdings Inc., and Barbara Politi, Associate General Counsel—Capital Markets of Citigroup Inc. In addition, this opinion is subject to the assumptions set forth in the letter of Davis Polk & Wardwell LLP dated May 11, 2021, which has been filed as an exhibit to a Current Report on Form 8-K filed by Citigroup Inc. on May 11, 2021, that the indenture has been duly authorized, executed and delivered by, and is a valid, binding and enforceable agreement of, the trustee and that none of the terms of the securities nor the issuance and delivery of the securities and the related guarantee, nor the compliance by Citigroup Global Markets Holdings Inc. and Citigroup Inc. with the terms of the securities and the related guarantee respectively, will result in a violation of any provision of any instrument or agreement then binding upon Citigroup Global Markets Holdings Inc. or Citigroup Inc., as applicable, or any restriction imposed by any court or governmental body having jurisdiction over Citigroup Global Markets Holdings Inc. or Citigroup Inc., as applicable.

In the opinion of Alexia Breuvart, Secretary and General Counsel of Citigroup Global Markets Holdings Inc., (i) the terms of the securities offered by this pricing supplement have been duly established under the indenture and the Board of Directors (or a duly authorized committee thereof) of Citigroup Global Markets Holdings Inc. has duly authorized the issuance and sale of such securities and such authorization has not been modified or rescinded; (ii) Citigroup Global Markets Holdings Inc. is validly existing and in good standing under the laws of the State of New York; (iii) the indenture has been duly authorized, executed and delivered by Citigroup Global Markets Holdings Inc.; and (iv) the execution and delivery of such indenture and of the securities offered by this pricing supplement by Citigroup Global Markets Holdings Inc., and the performance by Citigroup Global Markets Holdings Inc. of its obligations thereunder, are within its corporate powers and do not contravene its certificate of incorporation or bylaws or other constitutive documents. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York.

Alexia Breuvart, or other internal attorneys with whom she has consulted, has examined and is familiar with originals, or copies certified or otherwise identified to her satisfaction, of such corporate records of Citigroup Global Markets Holdings Inc., certificates or documents as she has deemed appropriate as a basis for the opinions expressed above. In such examination, she or such persons has assumed the legal capacity of all natural persons, the genuineness of all signatures (other than those of officers of Citigroup Global Markets Holdings Inc.), the authenticity of all documents submitted to her or such persons as originals, the conformity to original documents of all documents submitted to her or such persons as certified or photostatic copies and the authenticity of the originals of such copies.

In the opinion of Barbara Politi, Associate General Counsel—Capital Markets of Citigroup Inc., (i) the Board of Directors (or a duly authorized committee thereof) of Citigroup Inc. has duly authorized the guarantee of such securities by Citigroup Inc. and such authorization has not been modified or rescinded; (ii) Citigroup Inc. is validly existing and in good standing under the laws of the State of Delaware; (iii) the indenture has been duly authorized, executed and delivered by Citigroup Inc.; and (iv) the execution and delivery of such indenture, and the performance by Citigroup Inc. of its obligations thereunder, are within its corporate powers and do not contravene its certificate of incorporation or bylaws or other constitutive documents. This opinion is given as of the date of this pricing supplement and is limited to the General Corporation Law of the State of Delaware.

Barbara Politi, or other internal attorneys with whom she has consulted, has examined and is familiar with originals, or copies certified or otherwise identified to her satisfaction, of such corporate records of Citigroup Inc., certificates or documents as she has deemed appropriate as a basis for the opinions expressed above. In such examination, she or such persons has assumed the legal capacity of all natural persons, the genuineness of all signatures (other than those of officers of Citigroup Inc.), the authenticity of all documents submitted to her or such persons as originals, the conformity to original documents of all documents submitted to her or such persons as certified or photostatic copies and the authenticity of the originals of such copies.

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Contact

Clients may contact their local brokerage representative. Third-party distributors may contact Citi Structured Investment Sales at (212) 723-7005.

© 2021 Citigroup Global Markets Inc. All rights reserved. Citi and Citi and Arc Design are trademarks and service marks of Citigroup Inc. or its affiliates and are used and registered throughout the world.

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Citigroup Global Markets Holdings Inc.

Annex A Description of the MSCI World Dividend Growers Quality Select Index

All information contained in this pricing supplement regarding the MSCI World Dividend Growers Quality Select Index (the “Index”), including, without limitation, its make-up, method of calculation and changes in its components, has been derived from information provided by MSCI Inc. (“MSCI”), without independent verification. This information reflects the policies of, and is subject to change by, MSCI. The MSCI World Dividend Growers Quality Select Index is calculated, maintained and published by MSCI. MSCI has no obligation to continue to publish, and may discontinue publication of, the MSCI World Dividend Growers Quality Select Index. The MSCI World Dividend Growers Quality Select Index launched on August 27, 2020 and, therefore, has a limited performance history.

The MSCI World Dividend Growers Quality Select Index aims to represent the performance of 80 high dividend-yielding stocks (excluding REITs) that have consistently increased dividends historically and, based on analyst estimates, are expected to increase dividends for the next year. The stocks included in the MSCI World Dividend Growers Quality Select Index are selected from the MSCI World Index (the “Parent Index”), which measures the equity market performance of 23 developed market countries. For more information about the Parent Index, see “The MSCI Indices” in the accompanying underlying supplement. The stocks included in the MSCI World Dividend Growers Quality Select Index are subject to country and sector diversification requirements designed to limit the amount by which the representation of any country or sector in the MSCI World Dividend Growers Quality Select Index may exceed that country’s or sector’s representation in the Parent Index.

The stocks included in the MSCI World Dividend Growers Quality Select Index are assigned equal weights at each quarterly rebalancing.

The MSCI World Dividend Growers Quality Select Index is a price return index, which means that it reflects only the prices of its constituent stocks without giving effect to the reinvestment of dividends paid on those stocks. Accordingly, although the MSCI World Dividend Growers Quality Select Index selects stocks with high dividend yields, its performance will not reflect that dividend yield.

The MSCI World Dividend Growers Quality Select Index level is reported by MSCI on Bloomberg page “MXWOQPU <Index>”.

Index Construction

The MSCI World Dividend Growers Quality Select Index is constructed (and rebalanced quarterly) in three main steps:

1.	Defining the Eligible Universe. In this step, various screens are applied to the stocks that make up the Parent Index. The screens are designed to eliminate stocks that have not consistently increased dividends historically or that are not expected to increase dividend yield over the next year, as well as real estate investment trusts (REITs) and stocks that fail to meet certain liquidity, quality and dividend sustainability requirements. The stocks in the Parent Index that remain after the application of these screens make up the “Eligible Universe”.

2.	Stock Selection. From the Eligible Universe, the MSCI World Dividend Growers Quality Select Index selects the 80 stocks with the highest dividend yields, subject to country and sector constraints.

3.	Weighting. The stocks selected for inclusion in the MSCI World Dividend Growers Quality Select Index are equally weighted.

Defining the Eligible Universe

To determine the Eligible Universe at each quarterly rebalancing, the following screens are applied to the stocks that make up the Parent Index:

1.	Liquidity screen. To be included in the Eligible Universe, a stock must have an average daily trading volume (ADTV) for the last three months of greater than $5 million (or the foreign currency equivalent). MSCI calculates ADTV for a given stock based on the median of the daily trading volumes for that stock for each month during the relevant period.

2.	REITs screen. Stocks that belong to the REIT sub-industry (as defined by the Global Industry Classification System (GICS)) are excluded from the Eligible Universe. Because REITs are typically designed to have high dividend yields, they would be over-represented in the Eligible Universe if they were not excluded.

3.	Dividends sustainability screen. Stocks with zero or negative payout ratios are excluded from the Eligible Universe. A zero or negative payout ratio would indicate that a company either does not pay dividends or has negative earnings, which would put future dividend payments at risk. Stocks with payout ratios exceeding 100% are also excluded from the Eligible Universe.

MSCI defines a company’s “payout ratio” as its dividends per share divided by its earnings per share. The most recently reported earnings value is used for earnings per share, while the current annualized dividend per share is used for dividends.

To determine the current annualized dividend, MSCI takes the sum of all the declared regular cash distributions (dividends or capital repayments), including the ones not yet ex or paid, over the latest 12-month period. In the US and Canada, however, regular cash distributions are annualized by multiplying the latest cash distributions by the frequency of the regular cash distributions’ payments.

4.	Quality screen. Stocks with negative “Quality Z-scores” are excluded from the Eligible Universe. A stock will have a negative Quality Z-score if its Quality Score is below the mean of the Quality Scores of all stocks remaining after step 3 above (the stocks remaining after step 3, the “Quality Screen Universe”). In addition, stocks with Quality Scores that deviate by more than three standard deviations from

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the mean of the Quality Scores of the stocks in the Quality Screen Universe are excluded from the Eligible Universe. See “Quality Z-Scores” and “Quality Scores” below for information about how the Quality Z-scores and Quality Scores are determined.

Although MSCI identifies these scores as “Quality Scores”, that should not be taken as an indication that we believe that the stocks with high Quality Scores are necessarily higher quality investments than stocks with low Quality Scores. The methodology by which MSCI determines the Quality Scores gives higher scores to stocks issued by companies with higher profitability, earnings stability and cash realizations as a portion of reported earnings, and lower leverage and growth in assets, share issuance and capital expenditures. Stocks with these characteristics may or may not be higher quality investments than other stocks.

5.	Dividend growth screen. Stocks that have not consistently increased dividends per share every year for 5 consecutive years historically are excluded from the Eligible Universe.

6.	Forward dividend growth screen. To be included in the Eligible Universe, a stock’s expected dividend yield over the next year must be greater than its prior year’s dividend yield. A stock’s expected dividend yield over the next year is based on the median analyst estimated dividend per share for that stock for the next year divided by its most recent month end price as of the date of determination, and its prior year’s dividend yield is based on its current annualized dividend (determined as described under step 3 above) divided by its most recent month end price. For these purposes, the analyst estimated dividends per share are obtained through Refinitiv’s Institutional Brokers Estimate System (I/B/E/S).

The stocks from the Parent Index that remain after the application of these screens make up the Eligible Universe for the MSCI World Dividend Growers Quality Select Index.

Stock Selection

The stocks included in the Eligible Universe are subsequently filtered to include a single security per issuer. For issuers having multiple securities that are part of the Eligible Universe, the stock with the highest 12-month ADTV is selected.

From the stocks remaining in the Eligible Universe, the MSCI World Dividend Growers Quality Select Index selects the 80 stocks with the highest 12-month dividend yields, subject to the requirement that the maximum exposure to any country and sector may not exceed 10% above the corresponding country or sector weight in the Parent Index. For this purpose, sectors are defined as under the GICS system. (See “GICS” below for more information about the GICS system.) For any country or sector, if the maximum weight would otherwise be exceeded, then the stocks from that country or sector with the highest 12-month dividend yields will be included in the MSCI World Dividend Growers Quality Select Index until the cap is reached, and then no other stocks from that country or sector will be eligible to be included in the MSCI World Dividend Growers Quality Select Index.

If, at the end of the process described in the preceding paragraph, the number of stocks than remain is less than 80, then the procedures described above will be modified as follows:

1.	The dividend growth screen will be modified so that stocks may be included in the Eligible Universe if they have either increased or maintained dividends every year for 5 consecutive years historically.

2.	The forward dividend growth screen will be modified so that stocks may be included in the Eligible Universe if they are expected to either increase or maintain dividend yield for the next year.

3.	The country and sector caps are increased from 10% to 20% above the corresponding weight in the Parent Index.

If the number of stocks in the MSCI World Dividend Growers Quality Select Index after the application of these modifications continues to remain below 80, then the MSCI World Dividend Growers Quality Select Index will consist of all of such stocks.

Weighting

The stocks selected for inclusion in the MSCI World Dividend Growers Quality Select Index are assigned equal weights.

Quarterly Index Reviews

The MSCI World Dividend Growers Quality Select Index is reviewed on a quarterly basis, coinciding with the May and November semi-annual index reviews and the February and August quarterly index reviews of the Parent Index. The pro forma MSCI World Dividend Growers Quality Select Index is announced nine business days before the effective date.

Quality Z-Scores

For each stock, a “Quality Z-score” is derived from that stock’s Quality Score. For information about the calculation of a stock’s Quality Score, see “Quality Scores” below.

The Quality Z-Score for a given stock measures how many standard deviations that stock’s Quality Score is from the mean of the Quality Scores of all stocks in the Quality Screen Universe.

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Citigroup Global Markets Holdings Inc.

The Quality Z-score for a given stock is calculated as follows:

Quality Z-Score =	Quality Score – mean of all Quality Scores of stocks in the Quality Screen Universe
Standard deviation of Quality Scores of all stocks in the Quality Screen Universe

As a result of the above formula, a stock will have a positive Quality Z-Score if its Quality Score is greater than the mean of all Quality Scores of the stocks in the Quality Screen Universe, and will have a negative Quality Z-Score if its Quality Score is less than the mean of all Quality Scores of the stocks in the Quality Screen Universe.

Quality Scores

For each stock, its “Quality Score” is calculated by combining in equal proportion the stock’s scores on five factors: (1) Profitability, (2) Investment Quality, (3) Earnings Quality, (4) Leverage and (5) Earnings Variability, per the following formula:

Quality Score = (20% × Earnings Quality) – (20% × Earnings Variability) + (20% × Investment Quality) – (20% × Leverage) + (20% × Profitability)

The Quality Score for a given stock will be increased by higher Earnings Quality, Investment Quality and Profitability, and decreased by higher Earnings Variability and Leverage.

Details on the calculation of each factor follow:

1.	Profitability. A Profitability score for each stock is calculated as the weighted sum of the following metrics for that stock, where each metric has the weight indicated below:

Profitability = (25% × Asset Turnover) + (25% × Gross Profitability) + (25% × Gross Margin) + (25% × Return on Assets)

The terms used in this calculation have the following meanings:

“Asset Turnover” is calculated as Sales divided by Total Assets.

“Gross Profitability’ is calculated as (i) Sales minus Cost of Goods Sold divided by (ii) Total Assets.

“Gross Margin” is calculated as (i) Sales minus Cost of Goods Sold divided by (ii) Sales.

“Return on Assets” is calculated as Earnings divided by Total Assets.

“Sales” is equal to the company’s most recently reported sales.

“Total Assets” is equal to the company’s most recently reported total assets.

“Cost of Goods Sold” is the company’s most recently reported cost of goods sold.

“Earnings” are the company’s most recently reported net earnings.

2.	Investment Quality. An Investment Quality score for each stock is calculated as the weighted sum of the following metrics for that stock, where each metric has the weight indicated below:

Investment Quality = (-40% × Total Assets Growth Rate) + (-40% × Issuance Growth) + (-20% × Capital Expenditure Growth)

Higher asset growth, issuance growth and capital expenditure growth will result in a lower Investment Quality score, and vice versa.

The terms used in this calculation have the following meanings:

“Total Assets Growth Rate” is calculated by regressing the company’s annual reported assets against time over the past five fiscal years, and dividing the resulting slope by the average annual assets for that time period. Regression is a statistical technique that finds the slope of the line that “best fits” a given set of data points. In this case, the regression is used to find the slope of the line that best fits the company’s annual reported assets for each of the past five fiscal years. In general, the more rapidly the company’s assets have grown over the relevant time period, the steeper the slope of the line of best fit, and the greater the Total Assets Growth Rate.

“Issuance Growth” is calculated by regressing the company’s annual reported number of shares outstanding against time over the past five fiscal years, and dividing the resulting slope by the average annual number of shares outstanding for that time period. In general, the more rapidly the company’s number of outstanding shares have grown over the relevant time period, the steeper the slope of the line of best fit, and the greater the Issuance Growth rate.

“Capital Expenditure Growth” is calculated by regressing the company’s annual reported capital expenditures against time over the past five fiscal years, and dividing the resulting slope by the average annual capital expenditures for that time period. In general, the

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Citigroup Global Markets Holdings Inc.

more rapidly the company’s capital expenditures have grown over the relevant time period, the steeper the slope of the line of best fit, and the greater the Capital Expenditure Growth rate.

3.	Earnings Quality. An Earnings Quality score for each stock is calculated as the weighted sum of the following metrics for that stock, where each metric has the weight indicated below:

Earnings Quality = (40% × Accruals (Balance Sheet Version)) + (30% × Accruals (Cash Flow Version)) + (30% × Cash Earnings to Earnings)

Accruals reflect revenues or expenses that a company has incurred, where cash has not yet been received or paid. For purposes of calculating the Earnings Quality score, high accruals are taken to be a negative factor, because they indicate that a large portion of the company’s reported earnings have not yet been turned into cash. As a result, higher accruals result in a lower Earnings Quality score, and vice versa.

The terms used in this calculation have the following meanings:

“Accruals (Balance Sheet Version)” is calculated as (i) (a) the negative of the Change in Current Assets (net of the Change in Cash) minus (b) the Change in Current Liabilities (net of the Change in Short-Term Debt) minus (c) Depreciation divided by (ii) Total Assets.

“Change in Current Assets” means the change in the company’s current assets for the most recently reported period.

“Change in Cash” means the change in the company’s cash for the most recently reported period.

“Change in Current Liabilities” means the change in the company’s current liabilities for the most recently reported period.

“Change in Short-Term Debt” means the change in the company’s short-term debt for the most recently reported period.

“Accruals (Cash Flow Version)” is calculated as (i) (a) the negative of the sum of (I) the Change in Accounts Receivable plus (II) the Change in Inventories plus (III) the Change in Accounts Payable plus (IV) the Change in Accrued Taxes plus (V) the Change in Other Current Assets and Liabilities minus (b) Depreciation divided by (ii) Total Assets.

“Change in Accounts Receivable” means the change in the company’s accounts receivable for the most recently reported period.

“Change in Inventories” means the change in the company’s inventories for the most recently reported period.

“Change in Accounts Payable” means the change in the company’s accounts payable for the most recently reported period.

“Change in Accrued Taxes” means the change in the company’s accrued taxes for the most recently reported period.

“Change in Other Current Assets and Liabilities” means the change in the company’s other current assets and liabilities for the most recently reported period.

“Depreciation” means the company’s depreciation for the most recently reported period.

“Cash Earnings to Earnings” is calculated as the difference between (i) the ratio of cash earnings to stock price and (ii) earnings to stock price, where cash earnings and earnings are measured over the trailing 12-month period and the stock price is based on the last trading day prior to the date of determination.

4.	Leverage. A Leverage score for each stock is calculated as the weighted sum of the following metrics for that stock, where each metric has the weight indicated below:

Leverage = (30% × Market Leverage) + (30% × Book Leverage) + (40% × Debt-to-Assets)

The terms used in this calculation have the following meanings:

“Market Leverage” is calculated as (i) the sum of (a) the market value of the company’s common equity on the last trading day prior to the date of determination, (b) the most recent book value of the company’s preferred equity and (c) the most recent book value of the company’s long-term debt divided by (ii) the market value of the company’s common equity on the last trading day prior to the date of determination.

“Book Leverage” is calculated as (i) the sum of (a) the book value of the company’s common equity on the last trading day prior to the date of determination, (b) the most recent book value of the company’s preferred equity and (c) the most recent book value of the company’s long-term debt divided by (ii) the book value of the company’s common equity on the last trading day prior to the date of determination.

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Citigroup Global Markets Holdings Inc.

“Debt-to-Assets” is calculated as (i) the sum of (a) the company’s current liabilities and (b) the company’s long-term debt divided by (ii) the most recent book value of the company’s total assets.

5.	Earnings Variability. An Earnings Variability score for each stock is calculated as the weighted sum of the following metrics for that stock, where each metric has the weight indicated below:

Earnings Variability = (20% × Variability in Sales) + (25% × Variability in Earnings) + (20% × Variability in Cash Flows) + (35% × Standard Deviation of Analyst Prediction Earnings-to-Price)

The terms used in this calculation have the following meanings:

“Variability in Sales” is calculated as the standard deviation of the company’s reported annual sales for the last five fiscal years divided by the average annual sales for that period.

“Variability in Earnings” is calculated as the standard deviation of the company’s reported annual earnings over the last five fiscal years divided by the average annual earnings for that period.

“Variability in Cash Flows” is calculated as the standard deviation of the company’s reported annual cash flows for the last five fiscal years divided by the average annual cash flows for that period.

“Standard Deviation of Analyst Prediction Earnings-to-Price” is calculated by dividing the standard deviation of analyst estimates of the company’s 12-month forward-looking earnings per share (derived from Refinitiv’s I/B/E/S service) by the current stock price. In general, the greater the variability in analyst estimates of 12-month forward-looking earnings per share, the greater the standard deviation.

Ongoing Event Related Changes

The following section briefly describes the treatment of common corporate events within the MSCI World Dividend Growers Quality Select Index.

No new securities will be added (except where noted below) to the MSCI World Dividend Growers Quality Select Index between index reviews. For cases where additions are noted below, securities will be added to the MSCI World Dividend Growers Quality Select Index only if added to the Parent Index. Parent Index deletions will be reflected simultaneously.

EVENT TYPE	EVENT DETAILS
New additions to the Parent Index	A new security added to the Parent Index (such as IPO and other early inclusions) will not be added to the MSCI World Dividend Growers Quality Select Index.
Spin-Offs	All securities created as a result of the spin-off of an existing constituent will be added to the MSCI World Dividend Growers Quality Select Index at the time of event implementation. Reevaluation for continued inclusion in the MSCI World Dividend Growers Quality Select Index will occur at the subsequent index review.
Merger/Acquisition	For mergers and acquisitions, the acquirer’s post event weight will account for the proportionate amount of shares involved in deal consideration, while cash proceeds will be invested across the MSCI World Dividend Growers Quality Select Index. If an existing constituent is acquired by a non-constituent, the existing constituent will be deleted from the MSCI World Dividend Growers Quality Select Index and the acquiring non-constituent will not be added to the MSCI World Dividend Growers Quality Select Index.
Changes in Security Characteristics	A security will continue to be a constituent if there are changes in characteristics (country, sector, size segment, etc.). Reevaluation for continued inclusion in the MSCI World Dividend Growers Quality Select Index will occur at the subsequent index review.

Index Calculation

The MSCI World Dividend Growers Quality Select Index is calculated in U.S. dollars. The closing prices of the constituents not priced in U.S. dollars are converted into U.S. dollars for purposes of calculating the level of the MSCI World Dividend Growers Quality Select Index. As a result, the MSCI World Dividend Growers Quality Select Index will be exposed to currency exchange rate risk with respect to each of the currencies in which the constituent stocks trade (relative to the U.S. dollar). MSCI uses WM/Reuters closing spot exchange rates, taken at 4:00 p.m. London time, to convert non-U.S. currencies into U.S. dollars.

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Citigroup Global Markets Holdings Inc.

GICS

The GICS was developed in 1999 by S&P and MSCI as a framework for classifying companies within sectors, industry groups, industries and sub-industries. The “sector” is the highest and most general level of classification within GICS, and the sub-industry is the most granular. GICS classifies a company according to its principal business activity. To make this determination, S&P and MSCI use revenues as the key measure identifying a company’s principal business activity. However, earnings and market perception are also taken into account during the review process.

License

MSCI and Citigroup Global Markets Inc. have entered into an exclusive license agreement providing for the license to Citigroup Global Markets Inc. and certain of its affiliates, in exchange for a fee, of the right to use the MSCI World Dividend Growers Quality Select Index in connection with certain securities.

The MSCI World Dividend Growers Quality Select Index is the exclusive property of MSCI. MSCI and the name of the MSCI World Dividend Growers Quality Select Index are service mark(s) of MSCI or its affiliates and have been licensed for use for certain purposes by Citigroup Global Markets Inc. and certain of its affiliates. The securities are not sponsored, endorsed, or promoted by MSCI, and MSCI bears no liability with respect to the securities.

THIS FINANCIAL PRODUCT IS NOT SPONSORED, ENDORSED, SOLD OR PROMOTED BY MSCI, ANY AFFILIATE OF MSCI OR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING THE MSCI WORLD DIVIDEND GROWERS QUALITY SELECT INDEX. THE MSCI WORLD DIVIDEND GROWERS QUALITY SELECT INDEX IS THE EXCLUSIVE PROPERTY OF MSCI. MSCI AND THE NAME OF THE MSCI WORLD DIVIDEND GROWERS QUALITY SELECT INDEX ARE SERVICE MARK(S) OF MSCI OR ITS AFFILIATES AND HAVE BEEN LICENSED FOR USE FOR CERTAIN PURPOSES BY CITIGROUP GLOBAL MARKETS INC. AND ITS AFFILIATES (THE “LICENSEE”). NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING THE MSCI WORLD DIVIDEND GROWERS QUALITY SELECT INDEX MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, TO THE OWNERS OF THIS FINANCIAL PRODUCT OR ANY MEMBER OF THE PUBLIC REGARDING THE ADVISABILITY OF INVESTING IN FINANCIAL SECURITIES GENERALLY OR IN THIS FINANCIAL PRODUCT PARTICULARLY OR THE ABILITY OF THE MSCI WORLD DIVIDEND GROWERS QUALITY SELECT INDEX TO TRACK CORRESPONDING STOCK MARKET PERFORMANCE. MSCI OR ITS AFFILIATES ARE THE LICENSORS OF CERTAIN TRADEMARKS, SERVICE MARKS AND TRADE NAMES AND OF THE MSCI WORLD DIVIDEND GROWERS QUALITY SELECT INDEX WHICH IS DETERMINED, COMPOSED AND CALCULATED BY MSCI WITHOUT REGARD TO THIS FINANCIAL PRODUCT OR THE ISSUER OR OWNER OF THIS FINANCIAL PRODUCT. NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING THE MSCI WORLD DIVIDEND GROWERS QUALITY SELECT INDEX HAS ANY OBLIGATION TO TAKE THE NEEDS OF THE ISSUERS OR OWNERS OF THIS FINANCIAL PRODUCT INTO CONSIDERATION IN DETERMINING, COMPOSING OR CALCULATING THE MSCI WORLD DIVIDEND GROWERS QUALITY SELECT INDEX. NEITHER MSCI, ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING THE MSCI WORLD DIVIDEND GROWERS QUALITY SELECT INDEX IS RESPONSIBLE FOR OR HAS PARTICIPATED IN THE DETERMINATION OF THE TIMING OF, PRICES AT, OR QUANTITIES OF THIS FINANCIAL PRODUCT TO BE ISSUED OR IN THE DETERMINATION OR CALCULATION OF PAYMENTS DUE ON THIS FINANCIAL PRODUCT. NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, THE MAKING OR COMPILING THE MSCI WORLD DIVIDEND GROWERS QUALITY SELECT INDEX HAS ANY OBLIGATION OR LIABILITY TO THE OWNERS OF THIS FINANCIAL PRODUCT IN CONNECTION WITH THE ADMINISTRATION, MARKETING OR OFFERING OF THIS FINANCIAL PRODUCT.

ALTHOUGH MSCI SHALL OBTAIN INFORMATION FOR INCLUSION IN OR FOR USE IN THE CALCULATION OF THE MSCI WORLD DIVIDEND GROWERS QUALITY SELECT INDEX FROM SOURCES WHICH MSCI CONSIDERS RELIABLE, NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO MAKING OR COMPILING THE MSCI WORLD DIVIDEND GROWERS QUALITY SELECT INDEX WARRANTS OR GUARANTEES THE ORIGINALITY, ACCURACY AND/OR THE COMPLETENESS OF THE MSCI WORLD DIVIDEND GROWERS QUALITY SELECT INDEX OR ANY DATA INCLUDED THEREIN. NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING THE MSCI WORLD DIVIDEND GROWERS QUALITY SELECT INDEX MAKES ANY WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY LICENSEE, LICENSEE’S CUSTOMERS OR COUNTERPARTIES, ISSUERS OF THE FINANCIAL SECURITIES, OWNERS OF THE FINANCIAL SECURITIES, OR ANY OTHER PERSON OR ENTITY, FROM THE USE OF THE MSCI WORLD DIVIDEND GROWERS QUALITY SELECT INDEX OR ANY DATA INCLUDED THEREIN IN CONNECTION WITH THE RIGHTS LICENSED HEREUNDER OR FOR ANY OTHER USE. NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING THE MSCI WORLD DIVIDEND GROWERS QUALITY SELECT INDEX SHALL HAVE ANY LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS OF OR IN CONNECTION WITH THE MSCI WORLD DIVIDEND GROWERS QUALITY SELECT INDEX OR ANY DATA INCLUDED THEREIN. FURTHER, NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING THE MSCI WORLD DIVIDEND GROWERS QUALITY SELECT INDEX MAKES ANY EXPRESS OR IMPLIED WARRANTIES OF ANY KIND, AND MSCI, ANY OF ITS AFFILIATES AND ANY OTHER PARTY INVOLVED IN, OR RELATED TO MAKING OR COMPILING THE MSCI WORLD DIVIDEND GROWERS QUALITY SELECT INDEX HEREBY EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO THE MSCI WORLD DIVIDEND GROWERS QUALITY SELECT INDEX AND ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL MSCI, ANY OF ITS AFFILIATES OR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING THE MSCI WORLD DIVIDEND GROWERS QUALITY SELECT INDEX HAVE ANY LIABILITY FOR ANY DIRECT, INDIRECT, SPECIAL, PUNITIVE, CONSEQUENTIAL OR ANY OTHER DAMAGES (INCLUDING LOST PROFITS) EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

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Citigroup Global Markets Holdings Inc.

No purchaser, seller or holder of the securities, or any other person or entity, should use or refer to any MSCI trade name, trademark or service mark to sponsor, endorse, market or promote the securities without first contacting MSCI to determine whether MSCI’s permission is required. Under no circumstances may any person or entity claim any affiliation with MSCI without the prior written permission of MSCI.

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